Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

Operator
Good afternoon, and welcome to Shoals Technologies Group Second Quarter 2023 Earnings Conference Call. Today's call is being recorded, and we have allocated one hour for prepared remarks and Q&A. At this time, I would like to turn the conference over to Mehgan Peetz, Chief Legal Officer for Shoals Technologies Group. Thank you. You may begin.

Mehgan Peetz, CLO, Shoals Technologies Group, Inc.
Thank you, operator and thank you everyone for joining us today. Hosting the call with me are CEO Brandon Moss, President Jeff Tolnar, CFO Dominic Bardos, and VP of Investor Relations Dhaval Patel.
On this call, management will be making projections or other forward-looking statements based on current expectations and assumptions, which are subject to risks and uncertainties. As you listen and consider these comments, you should understand that these statements, including the guidance regarding full year 2023, are not guarantees of performance or results. Actual results could differ materially from our forward-looking statements if any of our assumptions are incorrect or because of other factors. These factors include, among other things, the risk factors described in our filings with the Securities and Exchange Commission, as well as economic and market circumstances, decreased demand for our products, policy and regulatory changes, industry conditions, current macroeconomic events, defects or performance problems in our products or their parts, including those manufactured by third parties, and related warranty and product liability claims, supply chain disruptions and availability and price of our components and materials.
Although we may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. We caution that any forward-looking statement included in this discussion is made as of the date of this discussion and do not undertake any duty to update any forward-looking statements.

Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

Today's presentation also includes references to non-GAAP financial measures. You should refer to the information contained in the company's second quarter press release for definitional information and reconciliations of historical non-GAAP measures to the comparable financial measures.
With that, let me turn the call over to Shoals’ new CEO Brandon Moss.

Brandon Moss, CEO, Shoals Technologies Group, Inc.
Thank you very much, Mehgan, and good afternoon, everyone. I am excited to join you this afternoon for my first earnings call as Shoals’ CEO. I want to thank everyone on the team for being so welcoming, helpful and open.
Prior to taking the position here, I was most recently at Southwire Company. Southwire, as many of you may know, is a global leader in the wire and cable space. My last position there was president of Tools, Components and Assembled Solutions Business. During my tenure, we built an adjacent product strategy into a large business supporting three product platforms with domestic and international manufacturing, as well as a global supply chain.
I have always admired Shoals for its innovative and entrepreneurial approach to creating simple solutions and a terrific value proposition. Over the past few weeks here, I have become even more impressed with the company as I have met with the team. I appreciate the mission-driven culture at Shoals. Our employees have immense dedication, to each other, the company, the community, and to enabling the green energy transition. I think you will recognize this in our recently released 2022 ESG report.
Before we move on today, I want to take a moment to recognize Jeff Tolnar, who has helped guide the organization by serving as Interim CEO since March. I look forward to working with Jeff in his role as President.
As Shoals moves to its next chapter, I am honored to lead the company and partner with the extraordinary team whose hard work has delivered fantastic growth.
And with that, I’ll turn it over to Jeff.

Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

Jeff Tolnar, President, Shoals Technologies Group, Inc.
Thanks, Brandon. We are very excited to have you on board.
Shoals had another outstanding quarter and I would like to thank our employees, partners, and customers for their support and contributions to our success. I’m especially grateful to the Shoals team for supporting me over the last several months in my role as interim CEO. I’m now excited to turn the reins over to Brandon, who I know will do a great job leading the company in its next phase of growth.
I’ll start with some key highlights from our second quarter results, followed by an update on new product introductions and other growth initiatives, and an overview of the Blattner Master Supply Agreement. I’ll then review current solar market conditions before turning it over to Dominic, who will discuss our financial results in more detail for the second quarter.
Shoals set new records for revenue, adjusted EBITDA and adjusted net income in the second quarter. Compared to the prior-year period, second quarter revenue grew 62%, driven by increased demand for domestic solar EBOS generally and our combine-as-you-go System Solutions specifically.
Second quarter gross margin grew 350 basis points to 42.4% and adjusted EBITDA margin expanded 550 basis points to 32.4%. The margin growth we achieved in the second quarter was driven by a higher mix of System Solutions revenue, continued leverage on fixed costs, and enhanced operating efficiency resulting from the operational initiatives implemented earlier this year.
Demand for Shoals products remains very strong and we ended the quarter with record backlog and awarded orders of $546.1 million, an increase of 67% year-over-year.
System Solutions revenue grew 80% compared to a year ago, reflecting strong growth in U.S. utility scale solar demand and continued share gains by our products. During the quarter, we converted one additional customer to our combine-as-you-go system, bringing the total number of BLA customers to 43, with an additional 14 in transition.

Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

We are progressing as planned with new product introductions for 2023. In the second quarter we began shipping our BLA+ system solution and recorded first revenues on schedule. Quotes for our BLA+ system continue to grow after our global commercial launch earlier this year.
We recently announced the commercial launch of Snapshot I-V, formerly known as IV Curve Trace.
Snapshot I-V is an ecosystem of products that integrate seamlessly into solar asset management systems. The solution remotely monitors the health and performance of PV modules at a very granular level over the life of the system.
I am very excited about Snapshot I-V. The technology has applications in existing solar fields in addition to our typical market of new deployments.
Moving on to other products, we remain on track to commercially launch high capacity plug-n-play harnesses and connectors in the second half of 2023.
In battery energy storage, we continued to ship and fulfill the 1-GWDC BESS project EV Solutions is gaining further traction in the market with some very exciting projects deployed, others awarded and a continued launch of new products to build out the portfolio.
I’m excited to say that our international revenue, backlog and awarded orders continues to grow. To fulfill our international demand, we are exploring international production options.
Now I would like to discuss the landmark 10-gigawatt MSA signed with Blattner Company, which we announced in the second quarter. We are very excited about the agreement, which ensures mutual needs are met. For Shoals, the MSA further strengthens project visibility, enabling us to optimize capital allocation and invest to best support our customers and their needs. At the same time, Blattner benefits from surety of supply which allows better project planning to ensure timelines are met. I want to clarify that a majority of the agreement was already reflected in backlog and awarded orders at the time of the announcement. Additional projects were added in the second quarter and the balance will be added as projects are won by the customer. The most compelling reward of this

Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

agreement reflects a strengthening of our relationship with this very important customer.
Turning to the solar market backdrop, conditions remain favorable for the industry as a whole and for Shoals specifically. Project visibility continues to be strong, supported by quoting activity and order flow.
Now I’ll take a moment to provide a brief update on the patent infringement complaints filed by Shoals in May with the U.S. International Trade Commission, or ITC. The ITC accepted our initial complaints in June and we most recently announced the issuance of a third key patent within our group of already filed claims.
I would like to take a moment to say it was an honor to serve as interim CEO while the Board searched for the ideal candidate to lead Shoals in its next phase of growth. Having worked alongside Brandon for the last few weeks, I can say he is that person and I am excited about what we can achieve under his leadership in the coming years.
I'll now turn it over to Dominic who will discuss second quarter 2023 financial results.

Dominic Bardos, CFO, Shoals Technologies Group, Inc.
Thanks, Jeff, and good afternoon to everyone on the call.
Second quarter revenue grew 62% versus the prior-year period to $119.2 million. Similar to prior quarters, our higher sales volume was primarily driven by strong demand for our combine-as-you-go EBOS System Solutions, which comprised 86% of our revenue versus 77% in the prior year period.
Gross profit increased 77% to $50.5 million, compared to $28.6 million in the prior-year period. Gross profit as a percentage of net revenue grew 350 bps to 42.4% compared to 38.9% in the prior-year period. The increase was driven primarily by a higher proportion of revenue from the Company’s combine-as-you-go System Solutions, which carry a higher margin than our other products, slightly lower raw materials input costs, increased leverage on fixed costs and efficiencies gained in operations. These gains were partially offset by a $9.4 million charge for

Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

warranty expense predominantly due to a previously disclosed wire issue with a supplier. We recorded a non-cash charge in the second quarter to remediate known issues. We have not booked any offsetting recovery from the supplier.
Second quarter general and administrative expenses were $16.7 million, compared to $13.3 million during the same period in the prior year. The year-over-year increase in general and administrative expenses was primarily related to increased wages and related taxes due to increased employee headcount to support our growth initiatives and requirements for being a public company.
Net income was $18.9 million in the second quarter compared to $7.3 million in the prior-year period.
Adjusted EBITDA increased 96% to $38.7 million compared to $19.8 million in the prior-year period. Adjusted EBITDA margin increased 550 basis points year-over-year to 32.4%, reflecting the impact of higher gross margins and leverage on G&A expense.
Adjusted net income grew 105% to $24.0 million in the second quarter compared to $11.8 million in the prior-year period.
During the quarter we generated cash from operations of nearly $27.9 million. In the quarter, we used excess cash to pay down $25.0 million of the revolver. We will continue to prioritize growing the business and driving shareholder value.
As of June 30, 2023, we had $546.1 million dollars in backlog and awarded orders, an increase of 67% year-over-year, reflecting continued robust demand for our products.
Turning now to our full year outlook. Based on current market conditions and input from our customers, we continue to expect:
•Revenues to be in the range of $480 million to $510 million
•Adjusted EBITDA to be in the range of $145 million to $160 million
•Adjusted net income to be in the range of $92 million to $102 million
•Interest expense to be in the range of $22 million to $26 million
•Capital expenditures for the full year in the range of $8 million to $12 million

Exhibit 99.2
Shoals Technologies Group, Inc.
2Q23 Earnings Conference Call Script
August 1, 2023

Now back to Brandon for closing remarks.

Brandon Moss, CEO, Shoals Technologies Group, Inc.
Thanks, Dominic. I would like to close by thanking all of our customers for their confidence in Shoals, our employees for enabling us to effectively serve our customers, and our shareholders for their continuous support.
And with that, thank you everyone, I appreciate your time today. We will now open the line for questions.